Exhibit 99.2

                          INDEPENDENT AUDITORS' REPORT

To The Partners
College Green Apartments
(A North Carolina Limited Partnership)
Salisbury, North Carolina

We have audited the accompanying balance sheets of College Green Apartments (a North Carolina Limited Partnership) as of December 31, 2004 and 2003, and the related statements of operations, changes in partners' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Project's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of College Green Apartments as of December 31, 2004 and 2003, and the results of its operations, the changes in its partners' deficit and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Dixon Hughes PLLC

High Point, North Carolina
February 2, 2005


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